EXHIBIT 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

Executive Name:	Kent A. Strickler
Title(s):	Chief Executive Officer
Effective Date:	April 1, 2012

For good consideration, the Company employs Kent A. Strickler on the following terms and conditions (the “Agreement”) as of the above date between TransGlobal Assets, Inc., a Nevada corporation (the “Company”), and the above named executive (“Executive”).

1. EMPLOYMENT AGREEMENT

1.1. Employment, Duties, and Responsibilities. The Company hereby employs Executive as its President and Chief Executive Officer and Executive accepts such employment on the terms contained in this Agreement. Within limitations established by the Bylaws of the Company, Executive shall have each and all of the duties, responsibilities and authorities that are consistent with his title. The Board of Directors shall retain full direction and control of the manner, means and methods by which Executive performs the services for which he is employed hereunder and of the place or places at which such services shall be rendered. Executive shall report to the Board of Directors of the Company (the “Board of Directors”).

1.2. Term. This Agreement shall commence as of the date hereof and shall continue hereafter, unless terminated pursuant to Section 3, until March 31, 2015.

1.3. Time and Effort. Executive shall use his best efforts to carry out the duties and responsibilities that are consistent with his title and devote the substantial portion of his entire business time, attention, and energy exclusively to the business and affairs of the Company. During Executive’s employment, Executive shall not engage in any business activities outside those of the Company to the extent that such activities would interfere with or prejudice Executive’s obligations to the Company. Executive may serve as a member of the Board of Directors of other organizations that do not compete with the Company, and may participate in other professional, civic, governmental organizations and activities that do not materially affect his ability to carry out his duties.

1.4. Service to the Board of Directors. The executive will provide information and services to the Board of Directors and its Committees as needed to support the Company’s business. During the Term of employment, the Company shall use its reasonable, good faith efforts to cause Executive to be re-elected as a member of the Board of Directors. The termination of Executive’s employment with the Company for any reason, and regardless of whether such termination is initiated by Executive or by Company, shall be considered a contemporaneous resignation by the Executive from all positions at the Company held by the Executive, including but not limited to the positions of President, Chief Executive Officer and member of the Board of Directors and any positions held by the Executive at the any of subsidiary of the Company and shall be deemed a termination from employment with all such affiliated entities.

2. COMPENSATION

2.1. Base Salary. As compensation for performing services for the Company, Executive shall be entitled to an annual salary of $ 180,000.00, payable in bi-weekly installments consistent with the Company’s payroll practices. The annual base salary will be reviewed annually by the Compensation Committee.

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2.2. Bonus.

(a)	The Board of Directors or Compensation Committee of the Board of Directors may provide Executive with a bonus from time to time at their discretion.
(b)	Commitment Bonus. To induce a commitment of the next 12 months, Executive shall by approved by the Board of Directors issued a Commitment Bonus of 10,000,000 shares of the Company’s Common Stock immediately.

2.3. Time Off. Executive shall accrue personal time off for sick leave, personal reasons, and holidays according to applicable company policy, except that Executive shall accrue personal time off for vacation in accordance with the Executive’s accrual rate of 30 days per each calendar year, with a maximum of 45 days of unused vacation rolled over to the subsequent year in addition to each calendar’s year accrual. The limits for accrual and rollover of personal time, other than vacation policy specified herein, shall be pursuant to Company policy, as may be modified company-wide from time to time.

2.4. Benefit Plans. During Executive’s employment, Executive shall be entitled to participate, to the extent of Executive’s eligibility, in employee fringe benefits made available by the Company to its employees. Nothing in this Agreement shall preclude the Company from terminating or amending any employee benefit plan or program as a whole from time to time.

2.5. Business Expenses. Upon submission of itemized expense statements in the manner specified by the Company’s Travel and Expense Policy, Executive shall be entitled to reimbursement for reasonable travel, relocation, and other reasonable business expenses incurred by the Executive in the performance of his duties under this Agreement, or as agreed to by the Board of Directors.

2.6. Stock Options and Grants. The B of D at its discretion may approve Stock Options and Grants.

3. TERMINATION OF EMPLOYMENT

3.1. Voluntary. If Executive voluntarily terminates Executive’s employment with the Company, other than for Good Reason as defined in Section 3.5 herein, Executive shall cease to accrue salary, personal time off, benefits and other compensation on the date of such voluntary termination. Accrued benefits, if any, will be payable in accordance with applicable benefit plan provisions.

3.2. With Cause. Notwithstanding anything herein to the contrary, the Company may terminate Executive’s employment hereunder for Cause for any one of the following reasons: (a) failure to devote substantially all of Executive’s full professional time, attention, energies, and abilities to Executive’s employment duties for the Company, which failure is not cured within two weeks after the Company gives Executive written notice of the failure; (b) inducement of any customer, consultant, employee, or supplier of the Company to unreasonably breach any contract with the Company or cease its business relationship with the Company; (c) willful, deliberate, and persistent failure by Executive to reasonably perform the duties and obligations of Executive’s employment which are not remedied in a 90 day period of time after receipt of written notice from the Company; (d) an act or acts of dishonesty undertaken by Executive resulting in substantial personal gain by the Executive at the expense of the Company; (e) Executive’s material breach of a fiduciary or contractual duty to the Company; (f) conviction of a felony, or (g) commission of an act that results in material long term harm to the goodwill or reputation of the Company. To be deemed terminated for Cause, the Company shall have given Executive written notice stating the alleged Cause and shall have provided Executive an opportunity to present evidence to the Board of Directors, at the Company’s offices on a date and time mutually convenient to the Board of Directors, no sooner than one and not later than two weeks after the foregoing notice, to refute the claim of Cause. Executive shall cease to accrue salary, personal time off, benefits and other compensation on the date of “with cause” termination by the Company. Accrued benefits, if any, will be payable in accordance with applicable benefit plan provisions of the Company.

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3.3. Without Cause. The Company may terminate the employment of Executive at any time without notice and without cause (as defined in Section 3.2) In such event, Executive shall, at the Company’s sole discretion, be entitled to the lesser of (i) the total amount of the Executive’s base salary that remains unpaid under this Agreement, which shall be paid monthly or (ii) monthly salary payments for twelve (12) months, based on Executive’s monthly rate of base salary at the date of such termination, provided, however in lieu of the aforementioned monthly payments, the Company may in its sole discretion pay such payments in a lump-sum. Executive shall also be entitled to receive (i) payment for accrued and unpaid vacation pay and (ii) all bonuses that have accrued during the term of the Agreement, but not been paid. If the Executive is terminated without Cause, any non-vested Options granted pursuant to Section 2.6 of this Agreement shall vest immediately. Furthermore, shares of any of the Executive’s stock subject to any lockups will be immediately released from such restrictions and registered by the company within 30 days of termination without cause. Upon termination, Executive cease to accrue salary and other benefits, other than the Company’s normal insurance policies for terminated employees.

Upon the termination of Executive’s employment with the Company for any reason, Executive shall within one calendar week of such termination return to the Company all electronic equipment, media, and supplies provided by the Company to the Executive. Further, within one calendar week of Executive’s termination of employment with the Company, Executive shall also return to the Company, all Company files used by the Executive and shall not retain any copies of such files.

3.4. Effect of Termination without “Cause” on Employee Stock Options. The Company hereby irrevocably offers to amend any stock options granted to Executive to permit the full exercise thereof following termination of Executive’s employment without Cause (as defined in Section 3.3) or because of death or disability. The Company hereby also irrevocably offers to amend any stock options granted to Executive to permit the immediate full vesting and exercise thereof at any time after termination of Executive’s employment without Cause or because of death or Disability to the same extent as if Executive’s employment had not terminated. Executive or Executive’s personal representative may accept either or both of such offers at any time before such options otherwise expire by giving written notice to the Company. To the extent that any options held by Executive are not incentive stock options within the meaning of Section 422 of the Internal Revenue Code, Executive hereby accepts both such offers.

3.5. Termination for Good Reason. If Executive terminates his employment with the Company for Good Reason (as hereinafter defined), such termination will be considered to be effectively the same as termination without cause;  he shall be entitled to the severance and vesting benefits set forth in Section 3.3. For purposes of this Agreement, “Good Reason” shall mean any of the following unless such change was initiated by or voluntarily agreed to by Executive: (a) any significant change in the Executive’s title, or position, or duties and responsibilities not voluntarily made; (b) any involuntary decrease in base salary (other than any which may be assessed on a percentage basis to the Company as a whole); or (c) any material breach by the Company of this Agreement.

3.6. RESERVED.

3.7. Disability. The Company may terminate this Agreement without liability if Executive shall be permanently prevented from properly performing his essential duties with reasonable accommodation by reason of illness or other physical or mental incapacity for a period of more than 60 consecutive days. Upon such termination, Executive shall be entitled to all accrued but unpaid base salary, accrued bonus (if any), and accrued but unused paid time off. In the event Executive’s employment terminates under this Section 3.7, Executive may pursue long term disability benefits, if eligible, under any plan which the Company has provided for Executive.

3.8. Death. In the event of the death of Executive, the Company’s obligations hereunder shall automatically cease and terminate; provided, however, that within 15 days of the Company’s notice of such death, the Company shall pay to Executive’s heirs or personal representatives Executive’s base salary and accrued but unused vacation pay to the date of death. All other amounts due Executive, including bonuses, shall be paid to Executive’s estate in accordance with the full term of this Agreement.

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4. NON COMPETITION, NON SOLICITATION, BANKRUPTCY

4.1. Non Competition. The Executive hereby covenants and agrees that during the term of this Agreement and for a period of one year following the end of the employment term, the Executive will not, without the prior written consent of the Company, indirectly or directly, on his own behalf or in the service or on behalf of others, whether or not for compensation, engage in any business activity, or have any interest in any person, firm, corporation or business, through a subsidiary or parent entity or other entity (whether as a shareholder, agent, joint venture, security holder, trustee, partner, consultant, creditor lending credit or money for the purpose of establishing or operating any such business, partner or otherwise) with any Competing Business of the Company in the Covered Area. For purposes of this Section 4.1 “Competing Business” means any company engaging in products competing with TransGlobal Assets Inc. For purposes of this Section 4.1 “Covered Area” means all geographical areas of the United States and other Foreign jurisdictions where the Company has offices, manufactures or may contemplate offices or manufacturing of related products and/or sells its products directly or in-directly through distributors and/or other sales agents.

4.2. Non Solicitation. The Executive further agrees that the Executive will not divert any business of the Company and/or its affiliates or any customers or suppliers of the Company and/or the Company’s and/or its affiliates’ business to any other person, entity or competitor, or induce or attempt to induce, directly or indirectly, any person to leave his or her employment with the Company.

4.3. Bankruptcy. In the event that the Company voluntarily or involuntary files for bankruptcy under the Bankruptcy Code, the Executive shall use his best efforts in keeping the Company solvent and in assisting the Company emerge from bankruptcy as a reorganized entity, unless the Company is liquidated.

4.4. Remedies. The Executive acknowledges and agrees that his obligations provided herein are necessary and reasonable in order to protect the Company and its affiliates and their respective business and the Executive expressly agrees that monetary damages would be inadequate to compensate the Company and/or its affiliates for any breach by the Executive of his covenants and agreements set forth herein. Accordingly, the Executive agrees and acknowledges that any such violation or threatened violation of this Section 4 will cause irreparable injury to the Company and that in addition to any other remedies that may be available, in law, in equity or otherwise, the Company and its affiliates shall be entitled to obtain injunctive relief against the threatened breach of this Section 4 or the continuation of any such breach by the Executive without the necessity of proving actual damages.

5. GENERAL PROVISIONS

5.1. Modification: No Waiver. No modification, amendment or discharge of this Agreement shall be valid unless the same is in writing and signed by all parties hereto. Failure of any party at any time to enforce any provisions of this Agreement or any rights or to exercise any elections hall in no way be considered to be a waiver of such provisions, rights or elections and shall in no way affect the validity of this Agreement. The exercise by any party of any of its rights or any of this elections under this Agreement shall not preclude or prejudice such party from exercising the same or any other right it may have under this Agreement irrespective of any previous action taken.

5.2. Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

TransGlobal Assets, Inc.

4800 Meadows Road, Suite 300

Lake Oswego, OR 9703

If to Executive, to:

Kent A. Strickler

PO Box 470

Siletz, OR 97380

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Or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

5.3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof or to the actual domicile of the parties.

5.4. Further Assurances. Each party to this Agreement shall execute all instruments and documents and take all actions as may be reasonably required to effectuate this Agreement.

5.5. Severability. Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable, then such illegal or unenforceable provision shall be modified by the proper court or arbitrator to the extent necessary and possible to make such provision enforceable, and such modified provision and all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement shall be given effect separately from the provisions or portion thereof determined to be illegal or unenforceable and shall not be affected thereby.

5.6. Successors and Assigns. Executive may not assign this Agreement without the prior written consent of the Company. The Company may assign its rights without the written consent of the executive, so long as the Company or its assignee complies with the other material terms of this Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company, and the Executive's rights under this Agreement shall inure to the benefit of and be binding upon his heirs and executors. The Company's subsidiaries and controlled affiliates shall be express third party beneficiaries of this Agreement.

5.7. Entire Agreement. This Agreement supersedes all prior agreements and understandings between the parties, oral or written. No modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

5.8. Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original, and all of which taken together shall constitute one and the same instrument. This Agreement may be executed by facsimile with original signatures to follow.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first written above.

TransGlobal Assets, Inc.

/s/ Kent A. Strickler

By: Kent A Strickler

Accepted By:

/s/ Douglas R. Johnson

By: Douglas R. Johnson

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